Exhibit 99.1

Eagle Growth and Income Opportunities Fund Announces Second Liquidating Cash Distribution and
Deferment of Transfer of Reserve to Liquidating Trust

BOSTON, August 20, 2020 (GLOBE NEWSWIRE) -- Eagle Growth and Income Opportunities Fund (the "Fund") (formerly NYSE: EGIF) today announced its second liquidating cash distribution and a deferment of the estimated date on which it had anticipated contributing certain of its net assets to a liquidating trust in complete liquidation of the Fund. The deferment is due to recent developments, as discussed below, in connection with claims threatened, as previously announced, by the Fund's former investment adviser, Four Wood Capital Advisors, LLC ("FWCA"), and its parent, Four Wood Capital Partners, LLC (together with FWCA, "Four Wood"), as a result of a decision by a majority of the Fund's Trustees, after months of review, to pursue a strategic alternative for the Fund other than the one for which FWCA would have received compensation.

On August 24, 2020, the Fund will distribute to shareholders of record as of the close of business on July 27, 2020 $0.10 per share in a second cash liquidating distribution. Together with the Fund's first liquidating distribution of $8.75 per share on August 3, 2020, this represents a return to shareholders of 64.2% of the Fund's net asset value per share as of July 31, 2020, and 92.6% of the Fund's net asset value per share as of July 31, 2020, excluding the Fund's net assets that the Fund's Board of Trustees (the "Board") has determined to reserve to cover contingent liabilities (the "Reserve"). The Reserve was established by the Board principally to provide for, among other things, contingent liabilities associated with the litigation threatened by Four Wood.

The deferment will permit the Board to consider a written demand it recently received, made on behalf of certain shareholders of the Fund asking that the Fund sue Four Wood for a declaratory judgment that it has no potential claims against the Fund, as well as for damages to the Fund arising from Four Wood's conduct or, alternatively, that the Board consent to such investors suing Four Wood derivatively on behalf of the Fund. As permitted by applicable law, the Board has formed an independent committee to consider this demand. There is no fixed time frame for the committee to complete its review of the demand.

In light of the demand, the transfer of the Reserve, which had been contemplated to occur on or about August 20, 2020 (the "Transfer"), has been delayed. The Fund will announce additional information with respect to the timing of the Transfer and the distribution of interests in the liquidating trust and any remaining net assets of the Fund when that information is available.

As part of winding up its affairs, the Fund has undertaken to pay known expenses of the Fund incurred in the ordinary course of its business and in connection with its liquidation. As a result, the amount of the Fund's net assets available for distribution to shareholders has been, and will continue to be, reduced by an amount equal to those expenses through the date of the Transfer.

Shareholders may recognize gain or loss for U.S. tax purposes as a result of the liquidation. Gain or loss will generally be measured as the difference between the sum of the cash liquidation distributions and fair value of the equity interest in the liquidating trust received, and the shareholder's tax basis in the shares of the Fund. The Fund does not provide tax advice and investors should consult their individual tax adviser regarding the tax treatment applicable to a liquidating distribution and any other payments received in connection with the liquidation.

About Eagle Growth and Income Opportunities Fund

The Fund is a diversified, closed-end management investment company that is advised by First Eagle Alternative Credit, LLC.

About First Eagle Alternative Credit, LLC

First Eagle Alternative Credit is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. First Eagle Alternative Credit maintains a variety of advisory and sub-advisory relationships across its investment platforms. First Eagle Alternative Credit is a wholly owned subsidiary of First Eagle Investment Management, LLC.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements", which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Fund undertakes no duty to update any forward-looking statements made herein.

Contact the Fund at 1.833.845.7513 or visit the Fund's website at http://feacegif.com for additional information.

Contact

Andrew Park

First Eagle Alternative Credit, LLC

212.829.3126